EXHIBIT 99.1

FUTURE INTERNATIONAL GROUP CORP.

Building G, Lane 2577, Longhua Road

Xuhui District

Shanghai, China

+86 021-50872955

March 18, 2020

Hieason AR Limited

89 Nexus Way

Camana Bay

Grand Cayman

KY 1-9909 Cayman Islands

Re: Letter of Intent-Share Exchange Agreement

Dear Sirs:

The foregoing will represent a non-binding, letter of intent between Future International Group Corp., a Nevada company (“FIGM”) and Beijing Hieason AR Ltd., a Cayman Island company ("Hieason") in connection with the subject matter herein.

1. FIGM and Hieason hereby agree to enter into a Share Exchange Agreement, pursuant to which FIGM will acquire all of the outstanding capital stock of Hieason from its shareholders making FIGM the parent entity. Hieason through its affiliates and variable interest entities, specifically Hieason Technology Co. Ltd., a PRC company (“Beijing Hieason”), has developed and markets cutting edge artificial intelligence, virtual reality and augmented reality applications in the Peoples Republic of China (PRC).

2. The Board of Directors and officers of the FIGM will be determined at the closing of the Share Exchange Agreement.

3. Presently, FIGM has 90,000,000 shares of common stock, $0.001 par value, issued and outstanding and 6,257,000 shares of our Class A Preferred Stock, $0.001 par value, issued and outstanding. Immediately after the proposed transaction, FIGM will have 150,000,000 shares of common stock, $0.001 par value, issued and outstanding and 6,257,000, $0.001 par value, shares of Class A Preferred Stock issued and outstanding.

4. The parties acknowledge that in order to complete the Share Exchange Agreement, Hieason or its affiliates, at thier sole cost and expense, will have to establish a Wholly Owned Foreign Entity (“WOFE”) under PRC law and provide the requisite financial statements of the WOFE and affiliated companies under the rules and regulations of the Securities and Exchange Commission (“Commission”). In addition, the WOFE will have to enter into a series of agreement with Beijing Hieason. Hieason will use it best efforts to establish the WOFE, enter into the WOFE agreements referenced above and prepare the requisite financial statements in accordance with the rules and regulations of the Commission.

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5. The proposed corporate structure post-Share Exchange Agreement is set forth below;

6. The terms and conditions herein are subject to the execution of a formal merger agreement by the parties and a formal agreement executed by the FIGM and Hieason and its shareholders. The parties will use its best efforts to enter into the stated agreement on or before June 30, 2020.

7. The parties hereby acknowledge that the contents herein represent an expression of mutual interest by the parties and is not intended to be, nor shall it be construed to be, a binding agreement between the parties.

If the foregoing comports with your understandings of the subject matter herein, please execute in the spaces provided below.

Sincerely,

/s/ Lingbo Su

Lingbo Su

President

Acknowledged this 18th day of March 2020.

Hieason AR Limited

/s/ Lingbo Shi

Lingbo Shi

President

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